Confirming Statement

 This Statement confirms that the undersigned, B.J. McCombs, has authorized and designated the Secretary, The Assistant Secretary and any individual designated by the Secretary or the Assistant Secretary (the
"Authorized Persons") to execute and file on the undersigned's behalf all
Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of
AmeriCredit Corp.  The authority of Authorized Persons under this
Statement shall continue until the undersigned is no longer required to file
Forms 3, 4, and 5 with regard to his/her ownership of or transactions in securities of AmeriCredit Corp., unless earlier revoked in writing.  The undersigned acknowledges that the Authorized Person is not assuming any of the undersigned's responsibilities to comply with Section 16 of the
Securities Exchange Act of 1934.

Date:    November 7, 2003  _____________________________
       B.J. McCombs

U:\OPGRANTS\POAConfirming Statement.doc